EXHIBIT 10.53

                  SPONSORSHIP AGREEMENT
      for Boxing Event in China, on April 22, 2000


American Champion Media, Inc. ("ACM"), a Delaware company with headquar at 1694 The Alameda, San Jose, CA 95126, U.S.A., is the host and produ a boxing event to take place at the Tian He Stadium in Guangzhou, China "Event"). This Event is scheduled to take place on April 22, 2000, and Sponsorship Agreement (the "Agreement") dated as of April 14, 2000 is by and between Shun Li De Commerce & Trading Ltd ("SLD") a Beijing com with headquarters at Xin Xing Dong Xiang, Bldg 1 Suite 1413, Xi Cheng District, Beijing, China (the "Sponsor") and ACM.

1) The Sponsor wishes to become a sponsor of the Event, a producti of ACM, to take place on April 22, 2000 at the Tian He Stadium in Guangzhou, China.

2) As a sponsor of the Event, the Sponsor is entitled to the following sponsorship components:

*  Two Floor Cards (12in x 66in) in prominent position for TV camera
*  Two Drapes over ropes (5in x 60in, with lettering within the middle
*  Two Ring Side banners (200cm x 15cm)
*  One overhead banner (5ft x 8 ft) to be hung over boxing ring
*  Other handout materials for audience

3) For the above sponsorship components, the Sponsor agrees to pay a total amount of US$400,000.00. The amount is payable 180 days from t date of the Event.

4) This is understood between the parties that SLD may resale all some of the above sponsorship components to other buyers, provided that shall submit third party display materials at least five days prior to event for ACM's approval.

5) ACM retains all of its rights under copyright and trademark law pertaining to the Event's intellectual property, whether registered or unregistered, and any applications of the Event's logo, name, character likeness. Video and audio excerpts of the Event must have ACM's approv writing prior to such use. The Sponsor shall retain all of its rights copyright and trademark laws pertaining to any of its intellectual prop

6) Display materials from the Sponsor must be delivered to the Tia He Stadium at least two days prior to the event.

7) All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inu the benefit of the successors and assigns of the parties; but nothing this Agreement, expressed or implied is intended to confer on any party right to assign its rights or obligations hereunder. Nothing in this Agreement, whether expressed or implied, is intended to confer any rig remedies under or by reason of this Agreement on any persons other tha parties to it and their respective successors and assigns, nor is anyth in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shal provision give any third person any right of subrogation or action over against any party to this Agreement.

8) This Agreement shall be governed by, and construed and enforced accordance with, the laws of the State of California and the laws of Ho Kong. In the event of a dispute, the parties shall seek mediation at a third country mutually agreed upon.

9) This Agreement sets forth the entire agreement of the parties h with regard to the subject matter hereof and supersedes and replaces al prior agreements, understandings and representations, oral or written, regard to such matter.

10) This Agreement may be executed in two or more counterparts, eac which shall be deemed an original, but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date hereby written.


/s/ Anthony K. Chan

Anthony K. Chan
Chief Executive Officer
American Champion Media, Inc.


/s/ He, Li

He, Li
Chief Financial Officer
Shun Li De Commerce & Trading Ltd